BUSINESS PROPERTY LEASE

THIS LEASE is made and entered into this 10th day of April, 2025 by and between AIR PORT ASSOCIATES/LNDC, L.L.C., a Michigan limited liability company, 3784 Plaza Drive-Suite 1, Ann Arbor, Michigan, 48108, hereinafter sometimes referred to as "Landlord," and BROOQLY, INC., dba DYNAMIC AEROSPACE SYSTEMS, 3753 Plaza Drive, Ann Arbor, MI 48108, hereinafter referred to as "Tenant".

1. Premises.

Landlord, in consideration of the rents to be paid and the covenants and agreements to be performed by Tenant, does hereby lease to Tenant the following described premises situated in Pittsfield Township, Washtenaw County, Michigan:

Approximately 9,600 square feet of warehouse and/or office and/or light industrial facilities designated as Suites 1, 2, 3 at 3753 Plaza Drive, Ann Arbor, Michigan 48108.

2. Term.

The term of this Lease shall be One (1) year from and after the 1st day of May, 2025; provided, however, if the availability of the premises for Tenant's occupancy is delayed because the premises are not ready for occupancy or because the previous occupant in the said premises is holding over, or for any cause beyond Landlord's control, Landlord shall not be liable to Tenant for damages as a result of Landlord's delay in delivering the premises, and the commencement date of the lease shall be postponed until such time as the premises are ready for Tenant's occupancy and shall continue for a full term of One (1) year.

3. Rent.

Tenant agrees to pay Landlord, as rent for the premises during the above-described term, the sum of One Hundred Twenty Thousand, Nine Hundred Sixty & 00/100 Dollars ($120,960.00) in lawful money of the United States of America, payable in monthly installments in advance, upon the 1st day of each and every month, in accordance with the Attached Schedule of Rental Payments which payment shall be prorated for the first and last month if the lease commences on a date other than the first day of a month; and subject to the following additional provisions:

a. Taxes and insurance premiums paid by Landlord on the leased premises during the calendar year in which this Lease begins shall be regarded as the base year. In the event Landlord's expenses for taxes and/or insurance increase during subsequent calendar years, Tenant agrees to pay its pro rata share of such increases as additional rent within thirty (30) days following receipt of reasonable documentation from Landlord evidencing such increases. For purposes of this lease, Tenant's pro rata share equal 9,600 square feet divided by 176,200 square feet.

b. Tenant agrees to pay as additional rent any increase in premiums for insurance against loss by fire or other casualty that may be charged during the term of this Lease on the amount of insurance now carried by Landlord on the improved premises, resulting from the business carried on in the leased premises by Tenant or the

character of its occupancy, whether or not Landlord has consented to the same.

c. All payments of rent or other sums payable under this Lease shall promptly be paid without prior notice or demand, or any deduction or setoff for any reason whatsoever. All payments shall be made at 3784 Plaza Drive-Suite 1, Ann Arbor, Michigan, 48108, or at such other place as Landlord shall designate in writing from time to time.

d. Tenant shall pay a late charge of five percent (5%) of each rental payment which is not received within ten (10) days of its due date.

e. Upon notice from Landlord, Tenant must immediately vacate without cause for lack of payment

4. Landlord's Expenditures for Tenant.

If Tenant shall default in any payment or expenditure other than rent required to be paid or expended by Tenant under the terms of this Lease, Landlord may at its option make such payment or expenditure, in which event the amount thereof shall be payable as rental to Landlord by Tenant on the next ensuing rent day together with interest at fifteen percent (15%) per annum from the date of such payment or expenditure by Landlord; and on default in such payment, Landlord shall have the same remedies as on default in the payment of rent.

5. Assignment.

Tenant agrees not to assign or transfer this Lease or pledge or mortgage the same or sublet the premises or any part thereof without the advance written consent of Landlord, which consent shall not be unreasonably withheld. Any assignment, transfer, pledge, mortgage, or subletting without such written consent shall give Landlord the right to terminate this Lease and to reenter and repossess the leased premises.

6. Bankruptcy and Insolvency.

Tenant agrees that if the estate created hereby shall be taken in execution, or by other process of law, or if Tenant shall be declared bankrupt or insolvent, according to law, or if any receiver is appointed for the business and property of Tenant, or if any assignment shall be made of Tenant's property for the benefit of its creditors, then and in such event this Lease may be cancelled at the option of Landlord, subject to the applicable Bankruptcy Law.

7. Right to Mortgage.

Landlord reserves the right to subject and subordinate this Lease at all times to the lien of any mortgage or mortgages now or hereafter placed upon Landlord's interest in said premises and on the land and buildings of which said premises are a part, or upon any buildings hereafter placed upon the land of which the leased premises form a part. Tenant covenants and agrees to execute and deliver upon demand such further instrument or instruments subordinating this Lease to the lien of any mortgage or mortgages as shall be desired by Landlord, and hereby irrevocably appoints Landlord its attorney in fact to execute and deliver any such instrument or instruments for and in the name of the Tenant; provided, however, that so long as Tenant continues to make timely payments of the rent to the

person or entity entitled to receive the same, and otherwise performs its covenants and agreements as contained in this Lease in a timely fashion, then Tenant's occupancy of the leased premises shall not be interrupted or interfered with in any manner whatsoever, nor shall Tenant's right to extend or renew the Lease be terminated or affected in any way.

8. Use and Occupancy.

The parties agree that during the continuance of this Lease, the leased premises shall be used and occupied for office, warehouse, and light industrial purposes, or any use permitted within Pittsfield Township's Zoning Ordinance, and for no other purpose or purposes without the written consent of Landlord, and that Tenant will not use the premises for any purpose in violation of any law, municipal ordinance, or regulation, and that on any breach of this agreement Landlord may at its option, after Tenant has been given 30 day written notice and the opportunity to cure the default, terminate this Lease forthwith and reenter and repossess the leased premises. Tenant is responsible for obtaining any necessary zoning compliance permit from Pittsfield Township.

9. Casualty Loss of Premises.

It is agreed that if the leased premises are damaged or destroyed in whole or in part by fire or other casualty during the term of the Lease, Landlord will repair and restore the premises to good tenantable condition with reasonable dispatch, and the rent herein provided for shall abate entirely in case the entire premises are untenantable and pro rata for the portion rendered untenantable, in case only a part is untenantable, until the same shall be restored to a tenantable condition; provided, however, that if Tenant shall fail to adjust its own insurance or to remove its damaged goods, equipment or property within a reasonable time, and as a result thereof the repairing and restoration is delayed, there shall be no abatement of rental during the period of such resulting delay, and provided further that there shall be no abatement of rental if such fire or other casualty damaging or destroying the leased premises shall result from the negligence or willful act of Tenant, its agents or employees, and provided further that if Tenant shall use any part of the leased premises for storage during the period of repair, then Tenant shall pay Landlord the reasonable rental value thereof, and provided further that in case the leased premises, or the building of which they are part, shall be destroyed to the extent of more than one-half of the value thereof, or if the premises cannot be restored to a tenantable condition within 150 days, Landlord or Tenant may at its option terminate this Lease forthwith by written notice delivered to the opposite party; provided, however, that if the destruction to the premises shall result from the negligence or willful act of Tenant, its agents or employees, then Tenant shall not have the right to terminate this Lease no matter what portion of the premises has been destroyed.

10. Repairs and Maintenance.

The parties hereby agree that they shall respectively have the following repair and maintenance responsibilities:

a. Landlord, after receiving written notice from Tenant and having reasonable opportunity thereafter to obtain the necessary workmen therefor, agrees to maintain and repair the Landlord's heating/cooling, electrical and plumbing systems (except for damage by Tenant and except that Tenant shall be exclusively responsible for the replacement of light bulbs and tubes.) Tenant is responsible for repair and maintenance of Tenant installed equipment. Landlord shall also, repair and maintain the roof. (However, Tenant is financially responsible for roof maintenance and any

upcharge for roof replacement created by Tenant installed roof penetrations), foundation and the four outer walls of the premises, but not the doors, door frames, the window glass, window casings, window frames, windows or any of the appliances or appurtenances of said windows. Landlord shall also supply snow removal for parking lots and loading docks assuming Tenant operates a normal work week, Monday through Friday, 8:00 a.m. to 6:00 p.m., lawn care, and trash removal for normal office use. Tenant shall be responsible for snow and ice removal at grade level doors and sidewalks adjacent to the perimeter of rental property and for the removal of all vehicles during parking lot snow operations.

b. Tenant agrees that except for the repair and maintenance responsibilities specifically assumed by Landlord in Subparagraph a, immediately above, that Tenant will, at its own expense, during the continuation of this Lease, keep the premises and every part thereof in as good repair as when taken, reasonable use and wear thereof, and damage by the elements excepted.

11. Alterations by Tenant.

Tenant shall not make any alterations, additions, or improvements to the leased premises including telephone and/or security alarm systems without Landlord's written consent, which consent will not be unreasonably withheld, and all alterations, additions, or improvements made by either of the parties hereto upon the premises, except movable office furniture, equipment, and trade fixtures put in at the expense of Tenant, shall be the property of Landlord, and shall remain upon and be surrendered with the premises at the termination of this Lease, without molestation or injury. In the event Landlord has authorized Tenant to make any improvements to or changes in the premises at Tenant's own expense at the time of execution of this Lease, then such improvements or changes shall be as set forth in Exhibit B.

12. Access for Repairs.

Tenant agrees that if the leased premises consist of only a part of a structure owned or controlled by Landlord, Landlord or its representatives may enter the leased premises at reasonable times for the purpose of installing or repairing pipes, wires, and other appliances, or the making of any repairs deemed by Landlord essential to the use and occupancy of other parts of said building.

13. Tenant to Indemnify.

Tenant agrees to indemnify and hold harmless Landlord from any liability for damages to any person or property in, on or about said leased premises from any cause whatsoever; except from claims arising from the negligent acts or omissions of the Landlord or the Landlord's agents, and Tenant will procure and keep in effect during the term hereof public liability and property damage insurance for the benefit of Landlord in the sum of One Million Dollars ($1,000,000.00) for damages resulting to one person and Two Million Dollars ($2,000,000.00) for damages resulting from one casualty, and Five Hundred Thousand Dollars ($500,000.00) property damage insurance resulting from any one occurrence. Tenant shall deliver said policies (or certificates therefor) to Landlord; and upon Tenant's failure to do so, Landlord may at its option obtain such insurance, and the cost thereof shall be paid as additional rent due and payable upon the next ensuing rent day.

14. Eminent Domain.

Should all or any portion of the leased premises be taken by the power of eminent domain, or similar governmental power, then this Lease shall terminate as of the effective date of the taking by such governmental authority, and any condemnation award shall be the exclusive property of Landlord except to the extent said award is to compensate Tenant for the interruption of its business or for Tenant's costs of relocating. Tenant shall be entitled to any portion of the condemnation award allocated for Tenant's fixtures, moving costs and leasehold improvements paid for by Tenant.

15. Use of Roof.

Tenant shall not erect any structures for storage or any antenna, or use the roof of the premises for any other purpose whatsoever without the written consent of Landlord, which consent will not normally be given.

16. Care of Premises.

Tenant shall not perform any acts or carry on any practices which may injure the building or be a nuisance or menace to other Tenants in the building, and shall keep the premises under its control, clean and free from rubbish, dirt, and other unsightly accumulations of materials. In the event Tenant shall fail to comply with these provisions, Landlord may enter upon said premises and remove such items, in which event Tenant agrees to pay all charges incurred by Landlord for such removal. Said charges shall be paid to Landlord by Tenant as soon as a bill is presented for same, and Landlord shall have the same remedies as provided herein in the case of failure to pay rent. Tenant shall, at its own expense, under penalty of forfeiture and damages, promptly comply with all applicable laws, orders, regulations, or ordinances of all township, county, and state authorities affecting the premises hereby leased and the cleanliness, safety, occupation and use of same.

17. Present Condition of Premises.

The parties acknowledge and agree that the present condition of the premises is as follows: (Cross out the paragraph which is not applicable.)

a. If Landlord's construction activities for the premises have been completed, then Tenant acknowledges that it has examined the leased premises prior to the making of this Lease, knows the condition of the premises, and that no representations as to the condition or state of repairs thereof has been made by Landlord, or its agents, which are not herein expressed, and Tenant hereby accepts the leased premises in their present condition at the date of execution of this Lease;

~~b. If Landlord's construction activities on the leased premises have not been completed at the time of execution of this Lease, then the parties agree that the premises will be completed in substantial accord with the plans and specifications for said premises which are attached hereto and incorporated as a part of this Lease, said attachments being briefly described in the attached Exhibit A.~~

At the time the leased premises are substantially completed by Landlord, Landlord and Tenant shall complete and sign a joint inspection report for the leased premises which shall establish the condition of the leased premises when taken, said report to become a part of this Lease.

18. Damage from Adjoining Premises.

Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of parties occupying adjoining premises or any part of the premises adjacent to or connected with the premises hereby leased or any part of the building of which the leased premises are part or for any loss or damage resulting to the Tenant or its property from bursting, stoppage or leaking of water, gas, sewer or steam pipes; except that this provision shall not apply to relieve the Landlord of liability or responsibility if such loss or damage directly results from the negligence or failure to perform its duties by the Landlord or the Landlord's agents.

19. Insurance - Waiver of Subrogation.

It is specifically understood and agreed that Landlord shall maintain fire and extended coverage insurance on the building improvements only, and that Landlord shall have no responsibility whatsoever for the loss of Tenant's property on the leased premises; it being further Tenant's responsibility to obtain such insurance on its own property as it deems to be required. Landlord and Tenant hereby waive and release any right of subrogation which either of them might have against the opposite party for any loss or damage sustained to their respective property interests, to the extent that such loss or damage is covered by an applicable insurance policy or policies.

20. Option to Renew.

Tenant shall have the option to renew this Lease for One (1) additional terms of One (1) year each on the same terms and conditions as herein provided for the initial Lease term, except that the rental for said renewal term shall be adjusted as follows:

a. The base rent for the leased premises during the last year of the initial term (before any adjustments for the cost of increased taxes or insurance) shall be increased by five percent (5%) and in like fashion shall be increased by five percent (5%) thereafter during the balance (if any) of the extended term.

b. To the amount determined in accordance with Subparagraph a, immediately above, shall be added the total amount of increased costs for taxes and insurance experienced by the Landlord on the leased premises since the inception of the original Lease term.

Tenant must execute its option to renew by delivering written notice thereof to Landlord not less than ninety (90) days prior to expiration of the original Lease term. Failure to deliver such written notice to Landlord in a timely fashion shall void and terminate Tenant's option to renew.

21. Rerenting.

Tenant agrees that for a period of ninety (90) days prior to the termination of this Lease, Landlord may show the premises to prospective Tenants, and sixty (60) days prior to the termination of this Lease may display "TO RENT" signs, or other similar signs which shall be in good taste to evidence the fact that the premises will be available for rent.

22. Surrender of Premises/Holding Over.

On expiration or termination of the term, Tenant shall surrender to Landlord the premises, including all improvements and alterations, in good condition, reasonable wear and tear accepted, and Tenant shall remove all of its personal property and perform all restoration made necessary by the removal of such property.

In the event Tenant holds over after the termination of this Lease, thereafter the tenancy shall be from month to month in the absence of a written agreement to the contrary, and the monthly rental rate shall immediately increase by ten percent (10%).

If Tenant fails to surrender the premises to Landlord on the expiration or termination of the term as provided herein, Tenant shall indemnify and hold Landlord harmless from all damages resulting from Tenant's failure to surrender the premises, including without limitation, claims made by a succeeding Tenant.

23. Utilities.

Tenant shall pay all charges made against the leased premises for gas, water and sewer for commercial or manufacturing purposes, and electricity during the term of the Lease, paying the same promptly as they shall be due. ***Tenant is responsible for changing utilities into their name at beginning of occupancy and discontinue service when occupancy is terminated.*** Landlord shall furnish normal water and sewer to the leased premises for domestic toilet facilities only.

24. Signage - Advertising.

It is agreed that all signs and advertising displayed in and about the premises shall be only such as are necessary to advertise the business carried on said premises, and that Landlord shall control the character and size thereof, and that no sign shall be displayed other than as approved in writing by Landlord, and that no awning or other similar appurtenance shall be installed or used on the exterior of the building unless approved in writing by Landlord.

25. Access to Premises.

Landlord shall have the right to enter upon the leased premises at all reasonable hours for the purpose of inspecting the same. If Landlord deems any repairs necessary which are the responsibility of Tenant, Landlord may demand that Tenant make the same, and if Tenant refuses or neglects forthwith to commence such repairs and complete them with reasonable dispatch, then Landlord may make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to its stock or business by reason thereof, and if Landlord makes or causes to be made such repairs, the Tenant agrees that it will forthwith on demand pay to Landlord the cost thereof with interest at fifteen percent (15%) per annum, and if it shall make default in such payment, the Landlord shall have the remedies provided herein in the case of nonpayment of rent.

26. Remedies

In the event Tenant shall fail to pay the rent or any other obligation involving the payment of money as required herein when due, or if Tenant shall be in default under any of the other terms of this Lease, or the premises are abandoned or vacated, or if Tenant shall become insolvent, bankrupt or cease to conduct its normal business activities on the premises, then all installments of rent for the entire term of this Agreement shall, at the option of the Landlord, become immediately due and payable, without

demand. Any failure by the Landlord to exercise the rights of acceleration hereunder shall not waive or prohibit the Landlord from exercising said rights of acceleration upon any subsequent or continuing nonpayment of rent or other breach hereunder. The Landlord, in addition to its other remedies, shall have the immediate right of reentry. Should Landlord elect to reenter or take possession pursuant to any legal proceedings or any notice provided for by law, Landlord may either terminate this Lease or from time to time, without terminating this Lease, re-let the premises or any part thereof on such terms and conditions as Landlord shall in its sole discretion deem advisable. The avails of such re-letting shall be applied; (i) to the payment of any indebtedness of Tenant to Landlord other than rent due hereunder; (ii) to the payment of any reasonable costs incurred by Landlord in obtaining possession and re-letting the premises, including without limitation, legal fees, brokerage commissions and the cost of any operations and repairs to the premises; and (iii) to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of Tenant's unpaid rent. It is agreed that each and all of the rights, remedies and benefits provided by this Lease shall be cumulative and shall not be exclusive of any other said rights, or of any other rights, remedies and benefits allowed by law. The Tenant agrees that Tenant shall pay to the Landlord all costs of collecting, enforcing or attempting to collect or enforce all of Tenant's obligations under this Agreement, including without limitation, reasonable attorneys' fees and court costs and other expenses whether the same be collected or secured by suit or otherwise.

It is agreed that each and all of the rights, remedies and benefits provided by this Lease shall be cumulative, and shall not be exclusive of any other of said rights, remedies and benefits, or of any other rights, remedies and benefits allowed by law.

27. Quiet Enjoyment.

Landlord covenants that Tenant, on payment of the rent and the performing of all covenants herein set forth, shall and may peacefully and quietly have, hold and enjoy the leased premises for the term herein stated.

28. Relocation

Landlord reserves the right to relocate Tenant to another space at any time during Lease term.

29. Hazardous Materials.

The Tenant shall not, at any time or for any reason, generate, store, handle, or otherwise deal with hazardous materials within the leased premises. For purposes of this Lease, the term "Hazardous Materials" includes, without limitation, any materials or substances:

a. Defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (42 U.S.C. Sections 9601 et seq.) and amendments thereto and regulations promulgated thereunder;

b. Defined in the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.) and amendments thereto and regulations promulgated thereunder;

c. Defined in the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and amendments thereto and regulations promulgated thereunder;

d. Containing gasoline, oil, diesel fuel or other petroleum products;

e. Containing polychlorinated biphenyls (PCBs)

f. Containing asbestos;

g. Which are radioactive;

h. Which are associated with marijuana

i. Which are biological and which have been classified as hazardous by the United States Environmental Protection Agency or any other federal or state agency; or

j. The presence of which require investigation or remediation under any federal, state or local statute, regulation, ordinance or policy, or under any rules, regulations or policies promulgated thereunder, or which is or becomes defined as a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation or ordinance, and any toxic, explosive, corrosive or otherwise hazardous substance, material or waste which is or becomes regulated by any federal, state, or local governmental authority, or which case a nuisance upon or waste to the Premises.

Within ten (10) days from the date of request by Landlord, Tenant shall provide a certification to Landlord, or to Landlord's mortgagee, that Tenant is in compliance with the provisions of this paragraph.

30. Waiver

One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of further breach of the same covenant or condition.

31. Notices.

Whenever provision is made herein for notice of any kind, it shall be deemed sufficient notice and service thereof if such notice to Tenant is in writing addressed to Tenant at its last known post office address and at the leased premises and deposited in the mail with postage prepaid, and if such notice to the Landlord is in writing addressed to the last known post office address of Landlord and deposited in the mail with postage prepaid. Notice need be sent to only one Tenant or Landlord where the Tenant or Landlord is more than one person or entity.

32. Binding Effect.

The covenants, conditions and agreements contained herein shall be binding upon the respective parties, their heirs, successors, Personal Representatives, and assigns.

33. Governing Law.

This Lease covers real estate premises located in the State of Michigan, shall be governed by Michigan law, and the courts of the State of Michigan shall have exclusive jurisdiction with respect to disputes which arise hereunder.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed by their undersigned duly authorized officers or representatives as of the day and year first above written.

AIR PORT ASSOCIATES/LNDC, L.L.C.,
a Michigan limited liability company, Landlord

By: ______________________________
Jacob W. Haas, Manager

-OR-

By: ______________________________
Donald E. Butcher, Manager

BROOQLY INC., dba DYNAMIC
AEROSPACE SYSTEMS, Tenant

By: ______________________________
Kent Wilson

3:A:/BUSPROP.LEA
Rev. 12/97,Rev. 01/01, Rev. 11/08, Rev 06/17

SCHEDULE OF RENTAL PAYMENTS

Attached schedule of rental payments for lease by and between AIR PORT ASSOCIATES/LNDC, L.L.C., a Michigan limited liability company, as Landlord, and BROOQLY, INC dba DYNAMIC AEROSPACE SYSTEMS, as Tenant

Dated: April 10, 2025

The sum of $10,080.00 per month for the 1st year of this Lease commencing May 1, 2025